Exhibit 99.2

QTS Realty Trust, Inc.

Supplemental Information for the Quarter Ended March 31, 2016

The QTS Difference

Table of Contents

Overview
Company Profile	3

Financial Statements
Combined Consolidated Balance Sheets	4
Combined Consolidated Statements of Operations and Comprehensive Income (Loss)	5
Summary of Financial Data	6
Reconciliations of Return on Invested Capital (ROIC)	8
Implied Enterprise Value and Weighted Average Shares	9

Operating Portfolio
Data Center Properties	10
Redevelopment Costs Summary	11
Redevelopment Summary	12
NOI by Facility and Capital Expenditure Summary	13
Leasing Statistics – Signed Leases	14
Leasing Statistics – Renewed Leases and Rental Churn	16
Leasing Statistics – Commenced Leases	17
Lease Expirations	18
Largest Customers	19
Industry Segmentation	20
Product Diversification	21

Capital Structure
Debt Summary and Debt Maturities	22
Interest Summary	23

Appendix	24

1 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business, including data centers acquired in the Company’s acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Company Profile

QTS®

World class data center infrastructure + Hybrid managed cloud solutions

MORE THAN DATA SOLUTIONS. DATA SOLVED.

Global Footprint
4 Continents
9 States
24 Data Centers

QTS OWNED & OPERATED DATA CENTERS
LEASED DATA CENTERS ACQUIRED IN 2015
QTS MEGA DATA CENTRS
NORTH AMERICA
EUROPE
ASIA PACIFIC

INTEGRATED CONTROL FRAMEWORK WITH

1000+

COMPLIANCE REQUIREMENTS

THE QTS DIFFERENCE

- INTEGRATED PRODUCT & SERVICE PLATFORM
- STATE-OF-THE-ART MEGA DATA CENTERS
- INDUSTRY-LEADING SECURITY & COMPLIANCE
- INTERNATIONAL LOCATIONS & CONNECTIVITY
- PREMIUM CUSTOMER EXPERIENCE

1000+

CUSTOMERS FROM DIVERSE INDUSTRIES

50%+ Annualized rent from customers that use more than one QTS product

INTEGRATED PLATFORM & SERVICE PLATFORM PROVIDES FLEXIBILITY AND SCALABILITY

- CUSTOM DATA CENTER
- CRITICAL FACILITIES MANAGEMENT
- COLOCATION
- CLOUD SERVICES
- MANAGED SERVICES
- CONNECTIVITY

POWER	SPACE	INTERCONNECTIVITY
500 MEGAWATTS of GROSS UTILITY POWER	**4.9M** GROSS SQUARE FEET	**6 CORE** NETWORK PRODUCTS
BEST PRACTICES IN PURSUIT OF LEED CERTIFICATION	**2.3M** SQ FT OF RAISED FLOOR	**OVER 12,000** INTERCONNECTIONS
		EASY ACCESS TO **OVER 500** SERVICE PROVIDERS

POWERED BY PEOPLE

Your 24x7x365 Power Supply

700+

QTS EXPERTS

On call and on the job nationwide.

100% UPTIME

OUR TIMELINE

- **2003** — Company purchases **first data center** in Overland Park, KS
- **2005** — Formally established with **acquisition of Mega Data Center Atlanta-Suwanee**
- **2006-2008** — Acquired three facilities: **Jersey City, Santa Clara and Miami**
- **2009** — General Atlantic, LLC invests in QTS; **REIT-compliant** operations begin
- **2010** — Richmond facility acquired; **QTS Cloud product** introduced commercially
- **2010-2012** — Executed on growth strategy by **leveraging platform and continued redevelopment** of existing facilities
- **2012-2013** — Acquisition of **Sacramento and Dallas** facilities
- **2013** — **Release IPO filing** General Atlantic, LLC increases investment at IPO
- **2014** — **Expands mega data center footprint** and establishes strategic partnership with Atos via Princeton acquistion
- **2014** — QTS enters top Tier 1 market with **Chicago acquisiton**
- **2015** — QTS enhances Integrated Product & Service Platform with Carpathia acquisition

Data provided as of March 31, 2016.

3 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Real Estate Assets
Land	$57,128	$57,112
Buildings, improvements and equipment	1,241,885	1,180,386
Less: Accumulated depreciation	(255,344)	(239,936)
	1,043,669	997,562

Construction in progress	340,511	345,655
Real Estate Assets, net	1,384,180	1,343,217
Cash and cash equivalents	9,744	8,804
Rents and other receivables, net	30,880	28,233
Acquired intangibles, net (1)	125,733	115,702
Deferred costs, net (2) (3)	31,367	30,042
Prepaid expenses	10,644	6,502
Goodwill (1)	171,679	181,738
Other assets, net (4)	35,181	33,101
TOTAL ASSETS	$1,799,408	$1,747,339

LIABILITIES
Unsecured credit facility, net (3)	$607,105	$520,956
Senior notes, net of discount and debt issuance costs (3)	291,186	290,852
Capital lease and lease financing obligations	46,666	49,761
Accounts payable and accrued liabilities	69,064	95,924
Dividends and distributions payable	17,358	15,378
Advance rents, security deposits and other liabilities	20,061	18,798
Deferred income taxes (1)	21,049	18,813
Deferred income	16,435	16,991
TOTAL LIABILITIES	1,088,924	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 41,434,961 and 41,225,784 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively (5)	414	412
Additional paid-in capital (5)	671,650	670,275
Accumulated dividends in excess of earnings (5)	(61,754)	(52,732)
Total stockholders’ equity (5)	610,310	617,955
Noncontrolling interests (5)	100,174	101,911
TOTAL EQUITY (5)	710,484	719,866
TOTAL LIABILITIES AND EQUITY	$1,799,408	$1,747,339

(1)	As a result of more in-depth and ongoing analysis, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was further adjusted during the first quarter of 2016, with the primary adjustments being a $14.7 million increase in intangible assets, a $4.9 million increase in deferred tax liability and a reduction in goodwill of $10.1 million.
(2)	As of March 31, 2016 and December 31, 2015, deferred costs, net, included $5.9 million and $6.32 million of deferred financing costs net of amortization, respectively, $22.8 million and $21.0 million of deferred leasing costs net of amortization, respectively, and $2.7 million and $2.9 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(3)	Debt issuance costs related to the Senior Notes and term loan portion of the Company’s unsecured credit facility have been reclassified from other assets, net to the related debt liability line items for both periods presented, as required by recently issued accounting guidance.
(4)	As of March 31, 2016 and December 31, 2015, other assets, net, primarily included $27.9 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.
(5)	The March 31, 2016 equity amounts do not reflect the issuance of 6,325,000 shares of Class A common stock at $45.50 per share which closed on April 1, 2016 and generated net proceeds of approximately $276 million.

4 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands)

	Three Months Ended (unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
Revenues:
Rental	$68,426	$66,240	$49,333
Recoveries from customers	5,435	5,177	5,664
Cloud and managed services	18,890	19,406	5,795
Other (1)	2,017	1,867	594
Total revenues	94,768	92,690	61,386
Operating expenses:
Property operating costs	31,781	32,063	19,336
Real estate taxes and insurance	1,740	1,448	1,485
Depreciation and amortization	28,639	27,020	16,243
General and administrative (2)	20,286	19,890	13,838
Transaction and integration costs (3)	2,087	5,026	105
Total operating expenses	84,533	85,447	51,007

Operating income	10,235	7,243	10,379

Other income and expense:
Interest expense	(5,981)	(5,730)	(5,342)
Other expense, net (4)	-	(385)	-
Income before taxes and loss on sale of real estate	4,254	1,128	5,037
Tax benefit of taxable REIT subsidiaries (5)	2,605	4,370	-
Loss on sale of real estate	-	(164)	-
Net income	6,859	5,334	5,037
Net income attributable to noncontrolling interests (6)	(970)	(731)	(955)
Net income attributable to QTS Realty Trust, Inc.	$5,889	$4,603	$4,082

(1)	Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.9 million, $1.8 million and $0.4 million for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2)	General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.4%, 21.5%, and 22.5% of total revenues for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(3)	Transaction and integration costs - For the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, the Company recognized aggregated $2.1 million, $5.0 million ($0.4 million related to transaction costs) and $0.1 million, respectively, related to the examination of actual and potential acquisitions. Integration costs for the three month periods ended March 31, 2016 and December 31, 2015, include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated, but will be eliminated in the near future. Integration costs for the three months ended December 31, 2015 included $3.1 million in non-cash charges related to QTS’ decision to transfer QTS’ Federal Cloud customers to Carpathia’s existing Federal Cloud platform.
(4)	Other expense, net - Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)	Tax benefit of taxable REIT subsidiaries – For the three months ended March 31, 2016 and December 31, 2015, the Company recorded an approximate $2.6 million and $4.4 million non-cash deferred tax benefit, respectively, related to recorded operating losses which includes certain transaction and integration costs.
(6)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 14.1% and 17.3% as of March 31, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in June 2015.

5 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(in thousands, except operating portfolio statistics data)

	Three Months Ended
	March 31,	December 31,	March 31,
Summary of Results	2016	2015	2015
Total revenue	$94,768	$92,690	$61,386
Net income	6,859	5,334	5,037

Other Data
FFO	$31,728	$28,073	$19,339
Operating FFO	$33,067	$31,514	$19,444
Operating FFO per share	$0.68	$0.65	$0.50
Fully diluted weighted average shares	48,974	48,830	39,209
Recognized MRR in the period	$83,162	$81,150	$52,464
MRR (at period end)	$27,480	$27,489	$17,827
EBITDA	$38,874	$33,714	$26,622
Adjusted EBITDA	$43,011	$41,047	$28,034
NOI	$61,247	$59,179	$40,565
NOI as a % of revenue	64.6%	63.8%	66.1%
Adjusted EBITDA as a % of revenue	45.4%	44.3%	45.7%
General and administrative expenses as a % of revenue	21.4%	21.5%	22.5%
Annualized ROIC	15.6%	15.8%	15.5%

	March 31,		December 31,
Balance Sheet Data	2016		2015
Real estate at cost	$1,639,524		$1,583,153
Net investment in real estate	1,384,180		1,343,217
Total assets	1,799,408	(2)	1,747,339	(2)
Total debt (1)	956,667	(2)	873,763	(2)
Debt to last quarter annualized Adjusted EBITDA	5.6	x(3)	5.3	x
Debt to undepreciated real estate assets	58.4	%(2)	55.2	%(2)
Debt to Implied Enterprise Value	29.1	%(2)	28.4	%(2)

(1)	Excludes the cash and cash equivalent offset and includes capital leases and lease financing obligations.

(2)	In accordance with recent accounting changes, as noted on page 4, certain debt issuance costs have been reclassified from assets to liabilities in the prior period presented above. In addition, the Company has excluded the Senior Note discount and associated debt issuance costs from the Total Debt line item for both periods presented. As a result, the amounts referenced above represent the full amount of debt that will be repaid.

(3)	On April 1, 2016, the Company issued 6,325,000 shares of its Class A common stock at a price of $45.50 per share. The Company used substantially all of the net proceeds to repay amounts outstanding under its unsecured revolving credit facility. If the Company applied the net proceeds to its revolving credit facility on March 31, 2016, its Debt to last quarter annualized Adjusted EBITDA would have been 4.0x.

6 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

	March 31,		December 31,
Operating Portfolio Statistics	2016		2015
Built out square footage:
Raised floor	1,152,506		1,118,506
Leasable raised floor (1)	895,511		839,356
Leased raised floor	784,628		761,166

Total Raw Shell:
Total	4,878,342		4,878,342
Basis-of-design raised floor space (1)	2,184,631		2,184,631

Data center properties	24		24
Basis of design raised floor % developed	52.8%		51.2%
Data center % occupied	87.6	%(2)	90.7%

(1)	See definition in Appendix.
(2)	The occupancy percentage does not include a significant customer at the Dallas-Fort Worth facility which was signed in the first quarter of 2016 and commenced billing in the second quarter of 2016. Inclusion of this customer would have increased the total occupancy percentage to approximately 89.3%.

7 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (ROIC)	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
NOI (1)	$61,247	$59,179	$40,565
Annualized NOI	244,988	236,716	162,260
Average undepreciated real estate assets and other net fixed assets placed in service (2)	1,568,645	1,498,674	1,043,654
Annualized ROIC	15.6%	15.8%	15.5%

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.0 million, $5.2 million and $2.5 million for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2)	Calculated by using average quarterly balance of each account.

Calculation of Average Undepreciated Real Estate Assets and other Net Fixed Assets Placed in Service	As of
Undepreciated Real Estate Assets and other	March 31,		December 31,		March 31,
Net Fixed Assets Placed in Service	2016		2015		2015
Real Estate Assets, net	$1,384,180		$1,343,217		$1,077,619
Less: Construction in progress	(340,511)		(345,655)		(266,234)
Plus: Accumulated depreciation	255,344		239,936		192,107
Plus: Goodwill	171,679		181,738		-
Plus: Other fixed assets, net	13,185		12,815		21,843
Plus: Acquired intangibles, net	90,070	*	82,020	*	17,262
Plus: Leasing Commissions, net	25,494		23,778		21,872
Total as of period end	$1,599,441		$1,537,849		$1,064,469

Average undepreciated real estate assets and other net fixed assets as of reporting period (1)	$1,568,645		$1,498,674		$1,043,654

(1)	Calculated by using average quarterly balance of each account.

*	Net of acquired intangible liabilities and deferred tax liabilities. In addition, for the period ended March 31, 2016, there was a reclassification between goodwill and acquired intangibles.

8 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Implied Enterprise Value

Implied Enterprise Value as of March 31, 2016:
Total Shares Outstanding:
Class A Common Stock	41,301,961
Class B Common Stock	133,000
Total Shares Outstanding	41,434,961
Units of Limited Partnership (1)	7,362,402
Options to purchase Class A Common Stock (2)	360,514
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of March 31, 2016	49,157,877
Share price as of March 31, 2016	$47.38
Market equity capitalization (in thousands)	$2,329,100
Debt (in thousands)	956,667	(3)
Implied Enterprise Value (in thousands)	$3,285,767

(1)	Includes 561,458 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of March 31, 2016.
(2)	Represents options to purchase 360,514 shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of March 31, 2016.
(3)	Excludes the Senior Note discount and all debt issuance costs reflected as liabilities at March 31, 2016.

The following table presents the weighted average fully diluted shares for the three months ended March 31, 2016:

Three Months Ended
March 31, 2016
Weighted average shares outstanding - basic	41,292,445
Effect of Class A and Class RS partnership units (1)	6,800,944
Effect of Class O units on as "as if" converted basis (1)	561,458
Effect of options to purchase Class A common stock on an "as if" converted basis (1)(2)	319,004
Weighted average shares outstanding - diluted	48,973,851

(1)	The Class A units, Class RS units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The weighted average share price for the three months ended March 31, 2016 was $44.38.

9 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Data Center Properties

(in thousands, except NRSF data)

The following table presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of March 31, 2016:

			Operating Net Rentable Square Feet (Operating NRSF) (3)
Property	Year Acquired (1)	Gross Square Feet (2)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied and Billing (7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design NRSF	% Raised Floor
Richmond, VA	2010	1,318,353	151,623	51,093	162,717	365,433	85.4%	$34,052,528	110	556,623	27.2%

Atlanta, GA (Metro)	2006	968,695	442,986	36,953	326,926	806,865	93.7%	$87,005,171	72	527,186	84.0%

Dallas-Fort Worth, TX	2013	698,000	78,014	6,981	59,825	144,820	74.7%	$12,187,705	140	292,000	26.7%

Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$9,702,840	22	158,157	36.8%

Suwanee, GA	2005	369,822	185,422	8,697	108,266	302,385	83.0%	$55,534,998	36	208,008	89.1%

Chicago, IL	2014	317,000	-	-	-	-	-%	$-	8	133,000	-%

Santa Clara, CA*	2007	135,322	55,494	944	45,687	102,125	98.0%	$24,971,531	11	80,347	69.1%

Jersey City, NJ**	2006	122,448	31,503	14,208	41,901	87,612	95.2%	$11,933,829	7	52,744	59.7%

Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.1%	$11,863,954	8	57,906	94.3%

Miami, FL	2008	30,029	19,887	-	6,592	26,479	67.6%	$5,354,559	4	19,887	100.0%

Leased facilities acquired in 2015 ***	2015	154,693	72,332	5,242	14,169	91,743	86.2%	$76,277,992	20	96,280	75.1%

Other	Misc	117,406	2,493	49,337	29,290	81,120	62.0%	$877,270	1	2,493	100.0%

Total		4,878,342	1,152,506	178,478	930,694	2,261,678	87.6%	$329,762,377	439	2,184,631	52.8%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 252,041 square feet of QTS office and support space, which is not included in operating NRSF.
(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.
(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced (784,628 square feet as of March 31, 2016), divided by leasable raised floor based on the current configuration of the properties (895,511 square feet as of March 31, 2016), expressed as a percentage. The Dallas-Fort Worth occupancy does not include a significant customer which was signed in the first quarter of 2016 and commenced billing in the second quarter of 2016. Inclusion of this customer would have increased the Dallas-Fort Worth occupancy percentage to approximately 95.8%.
(8)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from the Company’s C1, C2 and C3 rental activities and cloud and managed services, but excludes customer recoveries, deferred set up fees and other one-time and variable revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of March 31, 2016.

*	Subject to long-term ground lease.
**	Represents facilities that we lease.
***	Includes 13 facilities. All facilities are leased, including those subject to capital leases.

10 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the first quarter of 2016, the Company brought online approximately 7.9 megawatts of gross power and approximately 34,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro and Dallas-Fort Worth data centers at an aggregate cost of approximately $57 million. The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2016 (in millions).

	Under Construction Costs (1)
Property	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Richmond	$13	$10	$23	Q3 2016
Atlanta-Metro	28	10	38	Q4 2016
Atlanta-Suwanee	13	2	15	Q3 2016
Chicago	20	25	45	Q3 2016
Dallas-Fort Worth	65	25	90	Q4 2016
Jersey City	3	9	12	Q3 2016
Santa Clara	1	5	6	Q3 2016
Totals	$143	$86	$229

(1)	In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.
(2)	Actual costs under construction through March 31, 2016. In addition to the $143 million of construction costs incurred through March 31, 2016 for redevelopment expected to be completed by December 31, 2016, as of March 31, 2016 the Company had incurred $198 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2016.
(3)	Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

11 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of March 31, 2016. This table shows the Company’s ability to increase its raised floor of 1,152,506 square feet by approximately 1.9 times to 2.2 million square feet as of March 31, 2016.

	Raised Floor NRSF
	Overview as of March 31, 2016
Property	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond	151,623	15,000	390,000	556,623	111.1
Atlanta-Metro	442,986	10,000	74,200	527,186	6.0
Dallas-Fort Worth	78,014	30,100	183,886	292,000	29.4
Princeton	58,157	-	100,000	158,157	65.0
Atlanta-Suwanee	185,422	19,000	3,586	208,008	15.4
Santa Clara	55,494	3,250	21,603	80,347	-
Sacramento	54,595	-	3,311	57,906	-
Jersey City	31,503	15,000	6,241	52,744	-
Chicago	-	14,000	119,000	133,000	23.0
Miami	19,887	-	-	19,887	-
Leased facilities acquired in 2015	72,332	-	23,948	96,280	-
Other	2,493	-	-	2,493	-
Totals as of March 31, 2016	1,152,506	106,350	925,775	2,184,631	249.9

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2016.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2016.
(3)	The total cost basis of adjacent land, which is land available for the future development, is approximately $20 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

12 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, depreciation and amortization, write-off of unamortized deferred financing costs, tax expense (benefit) of taxable REIT subsidiaries, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. The breakdown of NOI by facility is shown below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Breakdown of NOI by facility:
Atlanta-Metro data center	$19,972	$18,256	$16,766
Atlanta-Suwanee data center	11,500	10,488	10,130
Santa Clara data center	3,764	3,786	3,377
Richmond data center	6,602	6,431	4,255
Sacramento data center	1,922	1,875	1,871
Princeton data center	2,356	2,471	2,349
Dallas-Fort Worth data center	2,624	1,804	749
Leased data centers acquired in 2015	11,415	12,885	-
Other facilities	1,092	1,183	1,068
NOI (1)	$61,247	$59,179	$40,565

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.0 million, $5.2 million and $2.5 million for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

Capital expenditures incurred are summarized as follows:

	Capital Expenditures (1)
	Three Months Ended March 31,
	2016	2015
Redevelopment	$53,482	$86,067
Maintenance capital expenditures	335	17
Other capitalized costs	6,696	6,059
Total capital expenditures	$60,513	$92,143

(1)	Does not include capitalized leasing commissions included in deferred costs or other management-related fixed assets included in other assets.

13 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation (Cabinet, Cage and Suite), and C3 Cloud and Managed Services categories all vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, and renewals where C3 dedicated server cloud customers had shifts in their MRR related to their use of fully depreciated equipment. The amounts below exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals).

During the first quarter of 2016, the Company signed 367 new and modified leases aggregating to $20.5 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing annualized modified renewal MRR and deducting period downgrades results in $8.6 million in incremental annualized rent for the quarter. This is impacted by a customer that reduced its MRR by $2.4 million on an annualized basis, primarily due to the customer shifting a portion of its product mix as it transitions its infrastructure from QTS C3 to its own infrastructure environment housed in QTS data centers. As a result, the customer received a price reduction, in line with the difference in pricing from a C3 to a blended C2/C3 environment. Subsequent to the end of the first quarter of 2016, the Company signed an incremental 4 megawatt lease in its Dallas-Fort Worth facility with a leading global hybrid cloud provider, which, had it occurred during the first quarter, would have nearly doubled the Company’s net leasing for the quarter. The Company signed a significant C1 contract with a strategic customer during the first quarter of 2016. Pricing for this strategic customer reflects its unique power commitment, lease size and customized solution. The solution for this customer meets the Company’s targeted return, and the size of the contract lowers the rate per square foot for C1. Leasing activity in the Company’s C2/C3 categories has remained solid, with increased pricing on a per square foot basis compared to the prior four quarter average attributable to customers utilizing additional services with those leases.

Annualized Rent of New and Modified Leases represents total MRR associated with all new and modified leases for the respective periods for the purposes of computing annualized rent rates per square foot during the period. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

	Period	Number of Leases	Total Leased sq ft	Annualized Rent per Leased sq ft	Annualized Rent of New and Modified Leases	Incremental Annualized Rent, Net of Downgrades

New/modified leases signed - Total	Q1 2016	367	47,262	$434	$20,503,532	$8,566,303
	P4QA*	378	22,558	827	18,663,337	9,909,131
	Q4 2015	357	21,801	801	17,471,080	9,849,694
	Q3 2015	448	7,513	1,686	12,669,407	5,582,511
	Q2 2015	365	13,867	1,207	16,734,571	10,585,921
	Q1 2015	340	47,052	590	27,778,291	13,618,400

New/modified leases signed - C1	Q1 2016	16	38,960	$240	$9,361,740
	P4QA*	20	10,409	367	3,822,332
	Q4 2015	20	10,476	373	3,910,932
	Q3 2015	20	128	3,983	509,776
	Q2 2015	22	644	831	535,306
	Q1 2015	18	30,386	340	10,333,313

New/modified leases signed - C2/C3	Q1 2016	351	8,302	$1,342	$11,141,792
	P4QA*	358	12,150	1,222	14,841,008
	Q4 2015	337	11,325	1,197	13,560,148
	Q3 2015	428	7,385	1,647	12,159,631
	Q2 2015	343	13,223	1,225	16,199,265
	Q1 2015	322	16,666	1,047	17,444,990

*	Average of prior 4 quarters

NOTE: Figures above do not include cost recoveries. In general, C1 customers reimburse the Company for certain operating costs whereas C2/C3 customers are on a gross lease basis. As a result, pricing and resulting per square foot rates for C2/C3 customers includes the recovery of such operating costs.

14 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

The following table outlines the booked-not-billed (“BNB”) balance as of March 31, 2016 and how that will affect revenue in 2016 and subsequent years:

Booked-not-billed ("BNB")	2016	2017	Thereafter	Total
MRR	$2,193,305	$953,087	$1,153,782	$4,300,174
Incremental revenue	15,498,764	6,790,469	13,845,391
Annualized revenue	26,319,656	11,437,039	13,845,391	51,602,086

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of March 31, 2016 to be approximately $30 million. This estimate generally includes C1 customers with newly contracted space of more than 3,300 square feet. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

15 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

Consistent with the Company’s 3C strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for renewals signed in the first quarter of 2016 was 3.7% lower than the rates for those customers immediately prior to renewal. The decline in the renewal rates was due to changes in product mix by two customers that renewed. If the renewals related to those customers were excluded from the renewal base, rates would have been consistent with pre-renewal rates. The Company continues to believe that renewal rate increases in the low to mid-single digits are generally appropriate.

Rental Churn (which the Company defines as MRR lost to a customer intending to fully exit the platform compared to total MRR at the beginning of the period) was 2.3% for the first quarter of 2016.

	Period	Number of renewed leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)

Renewed Leases - Total	Q1 2016	59	16,705	$950	$15,871,969	-3.7%**
	P4QA*	75	9,369	838	7,851,529	2.3%
	Q4 2015	71	9,306	1,002	9,329,194	2.3%
	Q3 2015	89	12,338	742	9,157,450	0.9%
	Q2 2015	76	9,540	785	7,492,287	5.1%
	Q1 2015	65	6,291	863	5,427,185	1.2%

Renewed Leases - C1	Q1 2016	-	-	$-	$-	0.0%
	P4QA*	1	1,850	266	491,258	9.7%
	Q4 2015	1	4,200	241	1,013,852	3.0%
	Q3 2015	3	3,200	297	951,180	17.9%
	Q2 2015	-	-	-	-	0.0%
	Q1 2015	-	-	-	-	0.0%

Renewed Leases - C2/C3	Q1 2016	59	16,705	$950	$15,871,969	-3.7%**
	P4QA*	74	7,519	979	7,360,271	1.9%
	Q4 2015	70	5,106	1,629	8,315,343	2.2%
	Q3 2015	86	9,138	898	8,206,270	-0.7%
	Q2 2015	76	9,540	785	7,492,287	5.1%
	Q1 2015	65	6,291	863	5,427,185	1.2%

*	Average of prior 4 quarters
**	The decline in the renewal rate of 3.7% was due to changes in product mix by two customers that renewed. If the renewals related to those customers were excluded from the renewal base, rates would have been consistent with pre-renewal rates.
(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.

16 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Commenced Leases

The mix of leasing activity across C1, C2 and C3 has significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased. C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

During the first quarter of 2016, the Company commenced customer leases (which includes both new customers and existing customers that modified their lease terms) representing approximately $38.7 million of annualized rent at $776 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $30.3 million of annualized rent at $597 per square foot.

Total overall commencement rates for the first quarter of 2016 increased compared to the prior four quarter average largely due to the magnitude of C2/C3 lease commencements relative to C1 lease commencements, as well as C1 lease rates being higher than their prior four quarter averages. The C2/C3 average commencement rates decreased slightly compared to the prior four quarter average due to larger C2 customers and a lower level of service related to those customers.

	Period	Number of leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent

Leases commenced - Total	Q1 2016	411	49,858	$776	$38,666,890
	P4QA*	481	50,779	597	30,317,716
	Q4 2015	446	52,783	733	38,669,556
	Q3 2015	651	77,273	490	37,887,304
	Q2 2015	459	51,248	525	26,884,427
	Q1 2015	369	21,813	817	17,829,577

Leases commenced - C1	Q1 2016	21	17,540	$225	$3,941,117
	P4QA*	28	30,432	197	6,005,527
	Q4 2015	21	40,618	233	9,457,608
	Q3 2015	33	43,199	181	7,822,312
	Q2 2015	37	29,622	168	4,961,821
	Q1 2015	21	8,289	215	1,780,368

Leases commenced - C2/C3	Q1 2016	390	32,318	$1,075	$34,725,773
	P4QA*	453	20,347	1,208	24,572,207
	Q4 2015	425	12,165	2,401	29,211,948
	Q3 2015	618	34,074	882	30,064,992
	Q2 2015	422	21,626	1,014	21,922,606
	Q1 2015	348	13,524	1,264	17,089,279

*	Average of prior 4 quarters

17 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Lease Expirations

C1 leases are typically 5-10 years with the majority of C1 lease expirations occurring in 2017 and beyond. C2/C3 leases are typically 3 years in duration, thus the majority of C2/C3 lease expirations are in 2016 and 2017. The following table sets forth a summary schedule of the lease expirations as of March 31, 2016 at the properties in the Company’s portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised:

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	C1 as % of Portfolio Annualized Rent	C2 as % of Portfolio Annualized Rent	C3 as % of Portfolio Annualized Rent
Month-to-Month (3)	315	7,092	1%	$9,606,869	3%	0%	2%	1%
2016	1,483	76,055	10%	73,511,978	22%	4%	11%	7%
2017	1,115	131,446	17%	79,144,857	24%	5%	16%	3%
2018	845	267,703	34%	86,498,186	26%	11%	9%	6%
2019	205	25,133	3%	17,381,137	5%	1%	3%	1%
2020	104	38,602	5%	16,848,014	6%	1%	4%	1%
After 2020	68	238,597	30%	46,771,336	14%	14%	0%	0%

Portfolio Total	4,135	784,628	100%	$329,762,377	100%	36%	45%	19%

(1)	Represents each agreement with a customer signed as of March 31, 2016 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of March 31, 2016. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to March 31, 2016 and have continued on a month-to-month basis.

18 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Largest Customers

As of March 31, 2016, the Company’s portfolio was leased to over 1,000 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of March 31, 2016 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

Principal Customer Industry	Product	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months) (2)
Internet	C1	2	$37,751,980	11.4%	54
Information Technology	C1	2	11,382,314	3.6%	97
Information Technology	C1, C3	3	11,320,874	3.4%	98
Technology	C2, C3	5	10,184,608	3.1%	12
Internet	C1	1	9,644,400	2.9%	31
Government	C2, C3	2	9,405,960	2.9%	10
Technology	C2, C3	5	7,286,112	2.2%	11
Retail	C3	2	6,089,106	1.8%	25
Information Technology	C2, C3	6	5,951,678	1.8%	14
Technology	C2, C3	2	5,338,813	1.6%	33
Total / Weighted Average			$114,355,845	34.7%	46

(1)	Annualized rent is presented for leases commenced as of March 31, 2016. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of March 31, 2016.

19 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Industry Segmentation

The following table sets forth information relating to the industry segmentation as of March 31, 2016:

The following table sets forth information relating to the industry segmentation as of December 31, 2015:

(1)	Subsequent to December 31, 2015, industries of certain customers have been refined and reclassified. As such, the industry segmentation table as of December 31, 2015 has been conformed to these new classifications.

20 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of March 31, 2016:

(1)	As of March 31, 2016, C1 customers renting at least 6,600 square feet represented $79.3 million of annualized C1 MRR, C1 customers renting 3,300 square feet to 6,599 square feet represented $19.5 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $21.2 million of annualized C1 MRR. As of March 31, 2016, C1 customers’ median used square footage was 3,876 square feet.

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2015:

(1)	As of December 31, 2015, C1 customers renting at least 6,600 square feet represented $72.5 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $17.8 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $21.4 million of annualized C1 MRR. As of December 31, 2015, C1 customers’ median used square footage was 3,876 square feet.

21 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(in thousands)

	Weighted Average
	Coupon Interest Rate at		March 31,		December 31,
	March 31, 2016	Maturities	2016		2015
Unsecured Credit Facility
Revolving Credit Facility	1.99%	December 17, 2019	$310,000	(1)	$224,002
Term Loan I	1.94%	December 17, 2020	150,000		150,000
Term Loan II	1.93%	April 27, 2021	150,000		150,000
Senior Notes (2)	5.88%	August 1, 2022	300,000		300,000
Capital Lease and Lease Financing Obligations	3.40%	2016 - 2025	46,666		49,761
Total	3.26%		$956,666		$873,763

(1)	On April 1, 2016, the Company received net proceeds of approximately $276 million from its Class A common stock equity issuance, the majority of which was used to repay amounts outstanding on its revolving credit facility.
(2)	Excludes the Senior Note discount and debt issuance costs reflected as liabilities at March 31, 2016.

As of March 31, 2016:

Debt instruments	2016	2017	2018	2019		2020	Thereafter	Total
Unsecured Credit Facility	$-	$-	$-	$310,000	(1)	$150,000	$150,000	$610,000
Senior Notes (2)	-	-	-	-		-	300,000	300,000
Capital Lease and Lease Financing Obligations	9,463	12,388	8,804	2,461		2,190	11,360	46,666
Total	$9,463	$12,388	$8,804	$312,461		$152,190	$461,360	$956,666

(1)	On April 1, 2016, the Company received net proceeds of approximately $276 million from its Class A common stock equity issuance, the majority of which was used to repay amounts outstanding on its revolving credit facility.
(2)	Excludes the Senior Note discount and all debt issuance costs reflected as liabilities at March 31, 2016.

22 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest expense and fees	$7,885	$7,514	$6,471
Amortization of deferred financing costs and bond discount	877	872	849
Capitalized interest (1)	(2,781)	(2,656)	(1,978)
Total interest expense	$5,981	$5,730	$5,342

(1)	The weighted average interest rate for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015 was 3.77%, 3.88%, and 4.71%, respectively. As of March 31, 2016 and December 31, 2015 our weighted average coupon interest rate was 3.26% and 3.31%, respectively.

23 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) FFO; (2) Operating FFO; (3) Adjusted Operating FFO; (4) MRR; (5) NOI; (6) EBITDA; and (7) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance and liquidity. FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

C1 – Custom Data Center. Power costs are passed on to customers (metered power); generally 3,000 square feet or more of raised floor; lease term of 5 to 10 years; customers are large corporations, government agencies, and global Internet businesses.

C2 – Colocation. Power overages charged separately; specified kW included in lease; up to 3,000 square feet of raised floor; lease term of up to 3 years; customers are large corporations, small and medium businesses and government agencies.

C3 – Cloud and Managed Services. Power bundled with service; small amounts of space; customers rent managed virtual servers; lease term up to 3 years; customers are large corporations, small and medium businesses and government agencies.

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of C1, C2 and C3 product space.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP.

24 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

FFO, Operating FFO and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance and liquidity. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance and liquidity, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure specifically for comparing year over year ability to fund dividend distributions from operating activities. Adjusted Operating FFO is used by the Company as a basis to address cash flow and its ability to fund its dividend payments. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, non-cash deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance and liquidity with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance and liquidity is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

25 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
FFO
Net income	$6,859	$5,334	$5,037
Real estate depreciation and amortization	24,869	22,575	14,302
Loss on sale of real estate	-	164	-
FFO	31,728	28,073	19,339

Write off of unamortized deferred finance costs	-	385	-
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Deferred tax benefit associated with transaction and integration costs	(748)	(1,970)	-
Operating FFO *	33,067	31,514	19,444

Maintenance Capex	(335)	(2,711)	(17)
Leasing commissions paid	(5,807)	(3,237)	(3,084)
Amortization of deferred financing costs and bond discount	877	872	849
Non real estate depreciation and amortization	3,770	4,445	1,941
Straight line rent revenue and expense	(1,610)	(2,398)	(365)
Non-cash deferred tax benefit from operating results	(1,857)	(2,400)	-
Equity-based compensation expense	2,050	1,758	1,307
Adjusted Operating FFO *	$30,155	$27,843	$20,075

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

Monthly Recurring Revenue (MRR)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

26 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$94,768	$92,690	$61,386
Less: Total period recoveries	(5,435)	(5,177)	(5,664)
Total period deferred setup fees	(1,903)	(1,907)	(1,246)
Total period straight line rent and other	(4,268)	(4,456)	(2,012)
Recognized MRR in the period	83,162	81,150	52,464

MRR at period end
Total period revenues (GAAP basis)	$94,768	$92,690	$61,386
Less: Total revenues excluding last month	(63,020)	(61,627)	(40,100)
Total revenues for last month of period	31,748	31,063	21,286
Less: Last month recoveries	(1,876)	(1,415)	(1,749)
Last month deferred setup fees	(676)	(716)	(418)
Last month straight line rent and other	(1,716)	(1,443)	(1,292)
MRR at period end	$27,480	$27,489	$17,827

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs, gain (loss) on legal settlement and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

27 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
EBITDA and Adjusted EBITDA
Net income	$6,859	$5,334	$5,037
Interest expense	5,981	5,730	5,342
Interest income	-	-	-
Tax benefit of taxable REIT subsidiaries	(2,605)	(4,370)	-
Depreciation and amortization	28,639	27,020	16,243
EBITDA	38,874	33,714	26,622

Write off of unamortized deferred finance costs	-	385	-
Equity-based compensation expense	2,050	1,758	1,307
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Loss on sale of real estate	-	164	-
Adjusted EBITDA	$43,011	$41,047	$28,034

28 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net Operating Income (NOI)
Net income	$6,859	$5,334	$5,037
Interest expense	5,981	5,730	5,342
Depreciation and amortization	28,639	27,020	16,243
Write off of unamortized deferred finance costs	-	385	-
Tax benefit of taxable REIT subsidiaries	(2,605)	(4,370)	-
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Loss on sale of real estate	-	164	-
General and administrative expenses	20,286	19,890	13,838
NOI (1)	$61,247	$59,179	$40,565
Breakdown of NOI by facility:
Atlanta-Metro data center	$19,972	$18,256	$16,766
Atlanta-Suwanee data center	11,500	10,488	10,130
Santa Clara data center	3,764	3,786	3,377
Richmond data center	6,602	6,431	4,255
Sacramento data center	1,922	1,875	1,871
Princeton data center	2,356	2,471	2,349
Dallas-Fort Worth data center	2,624	1,804	749
Leased data centers acquired in 2015	11,415	12,885	-
Other facilities	1,092	1,183	1,068
NOI (1)	$61,247	$59,179	$40,565

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.0 million, $5.2 million and $2.5 million for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

29 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com